Exhibit 99.1

PerkinElmer Announces Financial Results for the Third Quarter of 2022

  Third quarter revenue of $712 million; (17)% reported growth
  Pro forma* total revenue of $1,033 million; 9% pro forma non-COVID organic growth
  Third quarter GAAP EPS from continuing operations of $0.55; pro forma adjusted EPS of $1.51
  Initiates fourth quarter and updates full year pro forma guidance

WALTHAM, Mass.--(BUSINESS WIRE)--November 8, 2022--PerkinElmer, Inc. (NYSE: PKI), a global leader committed to innovating for a healthier world, today reported financial results for the third quarter ended October 2, 2022.

The Company reported GAAP earnings per share from continuing operations of $0.55, as compared to GAAP earnings per share from continuing operations of $0.94 in the same period a year ago. GAAP revenue for the quarter was $712 million, as compared to $861 million in the same period a year ago. GAAP operating income from continuing operations for the quarter was $111 million, as compared to $196 million for the same period a year ago. GAAP operating profit margin was 15.6% as a percentage of revenue, as compared to 22.7% in the same period a year ago.

Adjusted operating income from continuing operations was $224 million, as compared to $322 million for the same period a year ago. Adjusted operating profit margin was 31.4% as a percentage of revenue, as compared to 37.4% in the same period a year ago.

Pro forma adjusted earnings per share for the quarter was $1.51, as compared to $2.31 in the same period a year ago. Pro forma adjusted revenue for the quarter was $1.03 billion, as compared to $1.17 billion in the same period a year ago. Pro forma adjusted operating income for the quarter was $272 million, as compared to $359 million for the same period a year ago. Pro forma adjusted operating profit margin was 26.3% as a percentage of adjusted revenue, as compared to 30.8% in the same period a year ago.

Adjustments for the Company's non-GAAP financial measures have been noted in the attached reconciliations.

*Pro forma information includes results from the Applied, Food and Enterprise Services (“AES”) businesses currently held for sale.

“It was great to see how we continued to execute at a high level across the company in the quarter, both operationally and financially,” said Prahlad Singh, president and chief executive officer of PerkinElmer. “The energy and excitement amongst our employees in all our businesses remains exceptional as we continue to prepare for the upcoming split into two separate companies. I am proud to see the impact our efforts are having on society and how we accomplish this each day.”

Financial Overview by Reporting Segment for the Third Quarter

Discovery & Analytical Solutions Continuing Operations

  Third quarter 2022 revenue was $313 million, as compared to $208 million in the same period a year ago. Reported revenue increased 51% and organic revenue increased 14% as compared to the same period a year ago.
  Third quarter 2022 operating income from continuing operations was $33 million, as compared to $(19) million for the same period a year ago.
  Third quarter 2022 adjusted operating income was $117 million, as compared to $58 million for the same period a year ago.

Discovery & Analytical Solutions Pro Forma* Operations

  Third quarter 2022 pro forma revenue was $633 million, as compared to $513 million in the same period a year ago. Pro forma revenue increased 23% and pro forma organic revenue increased 12% as compared to the same period a year ago.
  Third quarter 2022 pro forma operating income was $58 million, as compared to $7 million for the same period a year ago.
  Third quarter 2022 pro forma adjusted operating income was $165 million, as compared to $95 million for the same period a year ago.

Diagnostics

  Third quarter 2022 revenue was $399 million, as compared to $654 million for the same period a year ago. Reported revenue decreased 39% and organic revenue decreased 33% as compared to the same period a year ago.
  Third quarter 2022 operating income from continuing operations was $95 million, as compared to $238 million for the same period a year ago.
  Third quarter 2022 adjusted operating income was $123 million, as compared to $287 million for the same period a year ago.

Initiates Fourth Quarter and Updates Full Year 2022 Guidance

For the fourth quarter of 2022, the Company forecasts total revenue from continuing operations of $0.73 billion. Pro forma total revenue is expected to be in a range of approximately $1.06-$1.07 billion and pro forma adjusted earnings per share are expected to be in a range $1.65-$1.67.

For the full year 2022, the Company now forecasts total revenue from continuing operations of $3.30 billion. Pro forma total revenue is expected to be in the range of approximately $4.59-$4.60 billion and pro forma adjusted earnings per share are expected to be in a range of $7.89-$7.91.

The Company’s guidance for the fourth quarter and full year with respect to non-GAAP metrics cannot be reconciled to the closest GAAP measures without unreasonable effort due to the unpredictability of the amounts and timing of events affecting the items the Company excludes from these non-GAAP measures. The timing and amounts of such events and items could be material to the Company’s results prepared in accordance with GAAP.

Webcast Information

The Company will discuss its third quarter 2022 results and its outlook for business trends during a webcast on November 8, 2022, at 8:00 a.m. Eastern Time. A live audio webcast and presentation will be available on the Investors section of the Company’s website, www.perkinelmer.com.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities, acquisitions and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," “estimates”, "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) the effect of the COVID-19 pandemic on our sales and operations; (3) fluctuations in the global economic and political environments; (4) our failure to introduce new products in a timely manner; (5) our ability to execute acquisitions and divestitures, such as the divestiture of the Applied, Food and Enterprise Services businesses, license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (6) our ability to compete effectively; (7) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (8) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (9) disruptions in the supply of raw materials and supplies; (10) our ability to retain key personnel; (11) significant disruption in our information technology systems, or cybercrime; (12) our ability to realize the full value of our intangible assets; (13) our failure to adequately protect our intellectual property; (14) the loss of any of our licenses or licensed rights; (15) the manufacture and sale of products exposing us to product liability claims; (16) our failure to maintain compliance with applicable government regulations; (17) regulatory changes; (18) our failure to comply with healthcare industry regulations; (19) economic, political and other risks associated with foreign operations; (20) the United Kingdom’s withdrawal from the European Union; (21) our ability to obtain future financing; (22) restrictions in our credit agreements; (23) discontinuation or replacement of LIBOR; (24) significant fluctuations in our stock price; (25) reduction or elimination of dividends on our common stock; and (26) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer is a leading, global provider of end-to-end solutions that help scientists, researchers and clinicians better diagnose disease, discover new and more personalized drugs, monitor the safety and quality of our food, and drive environmental and applied analysis excellence. With an 85-year legacy of advancing science and a mission of innovating for a healthier world, our dedicated team of more than 16,000 collaborates closely with commercial, government, academic and healthcare customers to deliver reagents, assays, instruments, automation, informatics and strategic services that accelerate workflows, deliver actionable insights and support improved decision making. We are also deeply committed to good corporate citizenship through our dynamic ESG and sustainability programs. The Company reported revenues of approximately $5 billion in 2021, serves customers in 190 countries, and is a component of the S&P 500 index. Additional information is available at www.perkinelmer.com. Follow PerkinElmer on LinkedIn, Twitter, Facebook, Instagram, and YouTube.

PerkinElmer, Inc. and Subsidiaries
CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021

Revenue	$711,803	$861,316	$2,570,608	$2,799,898

Cost of revenue	304,759	338,454	1,017,108	1,009,707
Selling, general and administrative expenses	239,969	275,869	765,746	681,311
Research and development expenses	53,521	49,421	167,081	139,753
Restructuring and other, net	2,774	2,011	15,443	10,517

Operating income from continuing operations	110,780	195,561	605,230	958,610

Interest income	(667)	(544)	(2,024)	(1,322)
Interest expense	25,931	43,531	81,447	74,407
Change in fair value of financial securities	5,106	19,365	14,321	(8,566)
Other (income) expense, net	(1,732)	(1,803)	(1,904)	(9,787)

Income from continuing operations, before income taxes	82,142	135,012	513,390	903,878

Provision for income taxes	12,634	27,381	98,211	198,531

Income from continuing operations	69,508	107,631	415,179	705,347

Income from discontinued operations, before income taxes	25,180	26,656	36,004	64,329
Provision for income taxes on discontinued operations and dispositions	9,341	6,549	9,662	16,703

Income from discontinued operations and dispositions	15,839	20,107	26,342	47,626

Net income	$85,347	$127,738	$441,521	$752,973

Diluted earnings per share:
Income from continuing operations	$0.55	$0.94	$3.28	$6.23

Income from discontinued operations and dispositions	0.13	0.17	0.21	0.42

Net income	$0.67	$1.11	$3.49	$6.65

Weighted average diluted shares of common stock outstanding	126,540	115,022	126,544	113,307

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information (1):
(per share, continuing operations)

GAAP EPS from continuing operations	$0.55	$0.94	$3.28	$6.23
Amortization of intangible assets	0.72	0.55	2.22	1.40
Gain from debt extinguishment	(0.00)	-	(0.00)	-
Purchase accounting adjustments	0.08	0.09	0.36	0.17
Acquisition and divestiture-related costs	0.07	0.61	0.20	0.64
Change in fair value of financial securities	0.04	0.17	0.11	(0.08)
Asset impairment	-	0.03	-	0.03
Significant litigation matters and settlements	0.00	-	(0.00)	-
Disposition of businesses and assets, net	-	(0.02)	-	(0.02)
Restructuring and other, net	0.02	0.02	0.12	0.09
Tax on above items	(0.24)	(0.31)	(0.77)	(0.49)
Significant tax items	(0.03)	(0.01)	(0.03)	0.12
Adjusted EPS from Continuing Operations	$1.21	$2.07	$5.50	$8.10

Adjusted EPS from AES	$0.30	$0.24	$0.75	$0.74

Pro Forma Adjusted EPS including the results of AES	$1.51	$2.31	$6.24	$8.84

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

		Three Months Ended		Nine Months Ended
(In thousands, except percentages)		October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021

DAS	Reported revenue	$312,783	$207,511	$945,484	$577,371
	Purchase accounting adjustments	-	-	-	1,849
	Adjusted revenue	312,783	207,511	945,484	579,220

	Reported operating income (loss) from continued operations	32,631	(19,263)	106,005	50,624
	OP%	10.4%	-9.3%	11.2%	8.8%
	Amortization of intangible assets	64,426	25,757	185,094	50,903
	Purchase accounting adjustments	9,164	5,673	43,710	9,322
	Acquisition and divestiture-related costs	8,475	44,409	11,746	46,498
	Significant litigation matters and settlements	629	-	(632)	-
	Restructuring and other, net	1,556	1,424	11,738	6,867
	Adjusted operating income	116,881	58,000	357,661	164,214
	Adjusted OP%	37.4%	28.0%	37.8%	28.4%

Diagnostics	Reported revenue	399,020	653,805	1,625,124	2,222,527
	Purchase accounting adjustments	203	199	609	597
	Adjusted revenue	399,223	654,004	1,625,733	2,223,124

	Reported operating income from continued operations	94,654	237,903	553,898	965,650
	OP%	23.7%	36.4%	34.1%	43.4%
	Amortization of intangible assets	27,099	37,517	95,375	107,743
	Purchase accounting adjustments	457	5,107	1,884	9,485
	Asset impairment	-	3,868	-	3,868
	Acquisition and divestiture-related costs	-	2,023	14,119	7,833
	Restructuring and other, net	1,218	587	3,705	3,650
	Adjusted operating income	123,428	287,005	668,981	1,098,229
	Adjusted OP%	30.9%	43.9%	41.1%	49.4%

Corporate	Reported operating loss	(16,505)	(23,079)	(54,673)	(57,664)

Continuing Operations	Reported revenue	$711,803	$861,316	$2,570,608	$2,799,898
	Purchase accounting adjustments	203	199	609	2,446
	Adjusted revenue	712,006	861,515	2,571,217	2,802,344

	Reported operating income from continued operations	110,780	195,561	605,230	958,610
	OP%	15.6%	22.7%	23.5%	34.2%
	Amortization of intangible assets	91,525	63,274	280,469	158,646
	Purchase accounting adjustments	9,621	10,780	45,594	18,807
	Acquisition and divestiture-related costs	8,475	46,432	25,865	54,331
	Asset impairment	-	3,868	-	3,868
	Significant litigation matters and settlements	629	-	(632)	-
	Restructuring and other, net	2,774	2,011	15,443	10,517
	Adjusted operating income	$223,804	$321,926	$971,969	$1,204,779
	Adjusted OP%	31.4%	37.4%	37.8%	43.0%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

		Three Months Ended		Nine Months Ended
(In thousands, except percentages)		October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021

DAS	Reported revenue	$312,783	$207,511	$945,484	$577,371
	Purchase accounting adjustments	-	-	-	1,849
	Adjusted revenue	312,783	207,511	945,484	579,220

	Reported operating income from continued operations	32,631	(19,263)	106,005	50,624
	OP%	10.4%	-9.3%	11.2%	8.8%
	Amortization of intangible assets	64,426	25,757	185,094	50,903
	Purchase accounting adjustments	9,164	5,673	43,710	9,322
	Acquisition and divestiture-related costs	8,475	44,409	11,746	46,498
	Significant litigation matters and settlements	629	-	(632)	-
	Restructuring and other, net	1,556	1,424	11,738	6,867
	Adjusted operating income	116,881	58,000	357,661	164,214
	Adjusted OP%	37.4%	28.0%	37.8%	28.4%

AES Discontinued Operations	Revenue in Discontinued Ops	320,616	305,369	950,822	902,946

	Reported operating income in discontinued operations	25,389	26,409	36,642	63,624
	OP%	7.9%	8.6%	3.9%	7.0%
	Amortization of intangible assets	2,387	7,680	16,984	26,026
	Acquisition and divestiture-related costs	22,026	2,651	47,042	15,066
	Restructuring and other, net	486	200	13,131	2,501
	Pro-Forma deprecation on assets held for sale	(2,363)	-	(2,363)	-
	Adjusted operating income of AES	47,925	36,940	111,436	107,217
	Adjusted OP%	14.9%	12.1%	11.7%	11.9%

Pro Forma DAS	Revenue including AES	633,399	512,880	1,896,306	1,480,317
	Purchase accounting adjustments	-	-	-	1,849
	Adjusted revenue including AES	633,399	512,880	1,896,306	1,482,166

	Operating income including AES	58,020	7,146	142,647	114,248
	OP%	9.2%	1.4%	7.5%	7.7%
	Amortization of intangible assets	66,813	33,437	202,078	76,929
	Purchase accounting adjustments	9,164	5,673	43,710	9,322
	Acquisition and divestiture-related costs	30,501	47,060	58,788	61,564
	Significant litigation matters and settlements	629	-	(632)	-
	Restructuring and other, net	2,042	1,624	24,869	9,368
	Pro-Forma deprecation on assets held for sale	(2,363)	-	(2,363)	-
	Adjusted operating income including AES	164,806	94,940	469,097	271,431
	Adjusted OP%	26.0%	18.5%	24.7%	18.3%

Diagnostics	Reported revenue	399,020	653,805	1,625,124	2,222,527
	Purchase accounting adjustments	203	199	609	597
	Adjusted revenue	399,223	654,004	1,625,733	2,223,124

	Reported operating income from continued operations	94,654	237,903	553,898	965,650
	OP%	23.7%	36.4%	34.1%	43.4%
	Amortization of intangible assets	27,099	37,517	95,375	107,743
	Purchase accounting adjustments	457	5,107	1,884	9,485
	Asset impairment	-	3,868	-	3,868
	Acquisition and divestiture-related costs	-	2,023	14,119	7,833
	Restructuring and other, net	1,218	587	3,705	3,650
	Adjusted operating income	123,428	287,005	668,981	1,098,229
	Adjusted OP%	30.9%	43.9%	41.1%	49.4%

Corporate	Reported operating loss	(16,505)	(23,079)	(54,673)	(57,664)

Pro Forma Operating Results including AES	Revenue including AES	$1,032,419	$1,166,685	$3,521,430	$3,702,844
	Purchase accounting adjustments	203	199	609	2,446
	Adjusted revenue including AES	1,032,622	1,166,884	3,522,039	3,705,290

	Operating income including AES	136,169	221,970	641,872	1,022,234
	OP%	13.2%	19.0%	18.2%	27.6%
	Amortization of intangible assets	93,912	70,954	297,453	184,672
	Purchase accounting adjustments	9,621	10,780	45,594	18,807
	Acquisition and divestiture-related costs	30,501	49,083	72,907	69,397
	Asset impairment	-	3,868	-	3,868
	Significant litigation matters and settlements	629	-	(632)	-
	Restructuring and other, net	3,260	2,211	28,574	13,018
	Pro-Forma deprecation on assets held for sale	(2,363)	-	(2,363)	-
	Adjusted operating income including AES	$271,729	$358,866	$1,083,405	$1,311,996
	Adjusted OP%	26.3%	30.8%	30.8%	35.4%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	October 2, 2022	January 2, 2022

Current assets:
Cash and cash equivalents	$400,741	$603,320
Accounts receivable, net	540,867	707,941
Inventories, net	378,256	425,890
Other current assets	138,867	148,255
Current assets of discontinued operations	1,657,749	555,374
Total current assets	3,116,480	2,440,780

Property, plant and equipment, net	460,397	485,531
Operating lease right-of-use assets	160,120	164,040
Intangible assets, net	3,401,143	3,821,847
Goodwill	6,373,327	6,627,119
Other assets, net	312,297	312,887
Long-term assets of discontinued operations	-	1,148,350
Total assets	$13,823,764	$15,000,554

Current liabilities:
Current portion of long-term debt	$503,549	$4,240
Accounts payable	275,824	324,811
Accrued expenses and other current liabilities	471,570	728,445
Current liabilities of discontinued operations	234,788	156,248
Total current liabilities	1,485,731	1,213,744

Long-term debt	3,898,267	4,979,737
Long-term liabilities	1,231,724	1,413,196
Operating lease liabilities	142,842	147,395
Long-term liabilities of discontinued operations	-	105,237
Total liabilities	6,758,564	7,859,309

Total stockholders' equity	7,065,200	7,141,245
Total liabilities and stockholders' equity	$13,823,764	$15,000,554

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	October 2, 2022	October 3, 2021	October 2, 2022	October 3, 2021
	(In thousands)		(In thousands)

Operating activities:
Net income	$85,347	$127,738	$441,521	$752,973
Income from discontinued operations and dispositions, net of income taxes	(15,839)	(20,107)	(26,342)	(47,626)
Income from continuing operations	69,508	107,631	415,179	705,347
Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	10,112	5,835	39,776	16,718
Restructuring and other, net	2,774	2,011	15,443	10,517
Depreciation and amortization	104,736	76,146	322,766	197,386
Change in fair value of contingent consideration	(2,132)	1,076	(769)	1,553
Amortization of deferred debt financing costs and accretion of discounts	2,194	1,500	6,046	3,224
Change in fair value of financial securities	5,106	19,365	14,321	(8,566)
Debt extinguishment income	(580)	-	(92)	-
Amortization of acquired inventory revaluation	11,315	9,425	45,039	14,728
Gain on disposition of businesses and assets, net	-	(1,970)	-	(1,970)
Asset impairment	-	3,868	-	3,868
Changes in assets and liabilities which provided (used) cash, excluding effects from companies acquired:
Accounts receivable, net	28,637	87,718	93,092	224,162
Inventories	(19,996)	7,796	(61,632)	14,683
Accounts payable	(16,429)	(9,358)	(24,314)	(40,009)
Accrued expenses and other	(72,496)	(20,787)	(338,223)	(168,949)
Net cash provided by operating activities of continuing operations	122,749	290,256	526,632	972,692
Net cash provided by operating activities of discontinued operations	37,205	23,539	14,020	102,466
Net cash provided by operating activities	159,954	313,795	540,652	1,075,158

Investing activities:
Capital expenditures	(13,095)	(26,365)	(59,502)	(59,066)
Purchases of investments	(17,765)	(4,623)	(45,010)	(19,130)
Proceeds from notes receivables	8,890	-	8,890	-
Proceeds from disposition of businesses and assets	4,610	1,460	5,664	1,460
Cash paid for acquisitions, net of cash acquired	(1,884)	(3,264,981)	(7,768)	(3,967,678)
Net cash used in investing activities of continuing operations	(19,244)	(3,294,509)	(97,726)	(4,044,414)
Net cash used in investing activities of discontinued operations	(3,263)	(6,419)	(9,441)	(8,393)
Net cash used in investing activities	(22,507)	(3,300,928)	(107,167)	(4,052,807)

Financing Activities:
Payments on borrowings	-	(427,580)	(220,000)	(1,191,125)
Proceeds from borrowings	-	415,282	220,000	1,144,282
Payments of term loan	(50,000)	-	(500,000)	-
Proceeds from term loan	-	500,000	-	500,000
Payments of senior debt	(7,472)	-	(7,472)	(339,605)
Proceeds from sale of senior debt	-	2,286,239	-	3,086,095
Payments of debt financing costs	-	(22,741)	-	(30,983)
Settlement of cash flow hedges	-	4,477	(762)	(1,459)
Net payments on other credit facilities	343	(905)	(487)	(12,731)
Proceeds from issuance of common stock under stock plans	413	8,575	6,254	22,760
Purchases of common stock	(89)	(89)	(56,137)	(73,013)
Dividends paid	(8,835)	(7,842)	(26,502)	(23,539)
Net cash (used in) provided by financing activities of continuing operations	(65,640)	2,755,416	(585,106)	3,080,682
Net cash (used in) provided by financing activities of discontinued operations	-	-	-	-
Net cash (used in) provided by financing activities	(65,640)	2,755,416	(585,106)	3,080,682

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(17,427)	(5,925)	(51,404)	(16,584)

Net increase (decrease) in cash, cash equivalents, and restricted cash	54,380	(237,642)	(203,025)	86,449
Cash, cash equivalents, and restricted cash at beginning of period	361,932	726,704	619,337	402,613
Cash, cash equivalents, and restricted cash at end of period	$416,312	$489,062	$416,312	$489,062

Supplemental disclosure of cash flow information:
Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total shown in the consolidated statements of cash flows:
Cash and cash equivalents	$400,741	$472,374	$400,741	$472,374
Restricted cash included in other current assets	284	1,689	284	1,689
Restricted cash included in other assets	288	-	288	-
Cash and cash equivalents included in current assets of discontinued operations	14,999	14,999	14,999	14,999
Total cash, cash equivalents and restricted cash	$416,312	$489,062	$416,312	$489,062

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Three Months Ended
	October 2, 2022		October 3, 2021
Adjusted revenue:
Revenue	$711.8		$861.3
Purchase accounting adjustments	0.2		0.2
Adjusted revenue	$712.0		$861.5

Adjusted gross margin:
Gross margin	$407.0	57.2%	$522.9	60.7%
Amortization of intangible assets	35.3	5.0%	28.5	3.3%
Purchase accounting adjustments	11.7	1.6%	9.6	1.1%
Acquisition and divestiture-related costs	1.5	0.2%	-	0.0%
Adjusted gross margin	$455.5	64.0%	$560.9	65.1%

Adjusted SG&A:
SG&A	$240.0	33.7%	$275.9	32.0%
Amortization of intangible assets	(56.2)	-7.9%	(34.8)	-4.0%
Purchase accounting adjustments	2.1	0.3%	(1.2)	-0.1%
Acquisition and divestiture-related costs	(5.7)	-0.8%	(46.4)	-5.4%
Asset impairment	-	0.0%	(3.9)	-0.4%
Significant litigation matters and settlements	(0.6)	-0.1%	-	0.0%
Adjusted SG&A	$179.6	25.2%	$189.6	22.0%

Adjusted R&D:
R&D	$53.5	7.5%	$49.4	5.7%
Purchase accounting adjustments	(0.1)	0.0%	-	0.0%
Acquisition and divestiture-related costs	(1.3)	-0.2%	-	0.0%
Adjusted R&D	$52.2	7.3%	$49.4	5.7%

Adjusted operating income:
Operating income	$110.8	15.6%	$195.6	22.7%
Amortization of intangible assets	91.5	12.9%	63.3	7.3%
Purchase accounting adjustments	9.6	1.4%	10.8	1.3%
Acquisition and divestiture-related costs	8.5	1.2%	46.4	5.4%
Asset impairment	-	0.0%	3.9	0.4%
Significant litigation matters and settlements	0.6	0.1%	-	0.0%
Restructuring and other, net	2.8	0.4%	2.0	0.2%
Adjusted operating income	$223.8	31.4%	$321.9	37.4%

	PKI
	Three Months Ended
	October 2, 2022		October 3, 2021
Adjusted EPS:
GAAP EPS	$0.67		$1.11
Discontinued operations, net of income taxes	0.13		0.17
GAAP EPS from continuing operations	0.55		0.94
Amortization of intangible assets	0.72		0.55
Debt extinguishment costs	(0.00)		-
Purchase accounting adjustments	0.08		0.09
Acquisition and divestiture-related costs	0.07		0.61
Change in fair value of financial securities	0.04		0.17
Asset impairment	-		0.03
Significant litigation matters and settlements	0.00		-
Disposition of businesses and assets, net	-		(0.02)
Restructuring and other, net	0.02		0.02
Tax on above items	(0.24)		(0.31)
Significant tax items	(0.03)		(0.01)
Adjusted EPS	$1.21		$2.07

GAAP EPS from discontinued operations	0.13		0.17
Amortization of intangible assets included in discontinued operations	0.02		0.07
Acquisition and divestiture-related costs included in discontinued operations	0.17		0.02
Restructuring and other, net included in discontinued operations	0.00		0.00
Pro Forma depreciation expense on assets held for sale	(0.02)		-
Tax on above items	(0.00)		(0.02)
Less non-AES income tax items in discontinued operations	0.00		0.00
Adjusted EPS from AES	$0.30		$0.24

Pro Forma Adjusted EPS including the results of AES	$1.51		$2.31

	DAS
	Three Months Ended
	October 2, 2022		October 3, 2021

Revenue	$312.8		$207.5

Adjusted operating income:
Operating income	$32.6	10.4%	$(19.3)	-9.3%
Amortization of intangible assets	64.4	20.6%	25.8	12.4%
Purchase accounting adjustments	9.2	2.9%	5.7	2.7%
Acquisition and divestiture-related costs	8.5	2.7%	44.4	21.4%
Significant litigation matters and settlements	0.6	0.2%	-	0.0%
Restructuring and other, net	1.6	0.5%	1.4	0.7%
Adjusted operating income	$116.9	37.4%	$58.0	28.0%

	Diagnostics
	Three Months Ended
	October 2, 2022		October 3, 2021
Adjusted revenue:
Revenue	$399.0		$653.8
Purchase accounting adjustments	0.2		0.2
Adjusted revenue	$399.2		$654.0

Adjusted operating income:
Operating income	$94.7	23.7%	$237.9	36.4%
Amortization of intangible assets	27.1	6.8%	37.5	5.7%
Purchase accounting adjustments	0.5	0.1%	5.1	0.8%
Asset impairment	-	0.0%	3.9	0.6%
Acquisition and divestiture-related costs	-	0.0%	2.0	0.3%
Restructuring and other, net	1.2	0.3%	0.6	0.1%
Adjusted operating income	$123.4	30.9%	$287.0	43.9%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In millions, except per share data and percentages)	PKI
	Nine Months Ended
	October 2, 2022		October 3, 2021
Adjusted revenue:
Revenue	$2,570.6		$2,799.9
Purchase accounting adjustments	0.6		2.4
Adjusted revenue	$2,571.2		$2,802.3

Adjusted gross margin:
Gross margin	$1,553.5	60.4%	$1,790.2	63.9%
Amortization of intangible assets	107.1	4.2%	64.3	2.3%
Purchase accounting adjustments	46.1	1.8%	17.2	0.6%
Acquisition and divestiture-related costs	4.7	0.2%	-	0.0%
Adjusted gross margin	$1,711.3	66.6%	$1,871.7	66.8%

Adjusted SG&A:
SG&A	$765.7	29.8%	$681.3	24.3%
Amortization of intangible assets	(173.4)	-6.7%	(94.3)	-3.4%
Purchase accounting adjustments	0.6	0.0%	(1.6)	-0.1%
Acquisition and divestiture-related costs	(17.1)	-0.7%	(54.3)	-1.9%
Asset impairment	-	0.0%	(3.9)	-0.1%
Significant litigation matters and settlements	0.6	0.0%	-	0.0%
Adjusted SG&A	$576.5	22.4%	$527.1	18.8%

Adjusted R&D:
R&D	$167.1	6.5%	$139.8	5.0%
Purchase accounting adjustments	(0.2)	0.0%	-	0.0%
Acquisition and divestiture-related costs	(4.1)	-0.2%	-	0.0%
Adjusted R&D	$162.8	6.3%	$139.8	5.0%

Adjusted operating income:
Operating income	$605.2	23.5%	$958.6	34.2%
Amortization of intangible assets	280.5	10.9%	158.6	5.7%
Purchase accounting adjustments	45.6	1.8%	18.8	0.7%
Acquisition and divestiture-related costs	25.9	1.0%	54.3	1.9%
Asset impairment	-	0.0%	3.9	0.1%
Significant litigation matters and settlements	(0.6)	0.0%	-	0.0%
Restructuring and other, net	15.4	0.6%	10.5	0.4%
Adjusted operating income	$972.0	37.8%	$1,204.8	43.0%

	PKI
	Nine Months Ended
	October 2, 2022		October 3, 2021
Adjusted EPS:
GAAP EPS	$3.49		$6.65
Discontinued operations	0.21		0.42
GAAP EPS from continuing operations	3.28		6.23
Amortization of intangible assets	2.22		1.40
Debt extinguishment costs	(0.00)		-
Purchase accounting adjustments	0.36		0.17
Acquisition and divestiture-related costs	0.20		0.64
Change in fair value of financial securities	0.11		(0.08)
Asset impairment	-		0.03
Significant litigation matters and settlements	(0.00)		-
Disposition of businesses and assets, net	-		(0.02)
Restructuring and other, net	0.12		0.09
Tax on above items	(0.77)		(0.49)
Significant tax items	(0.03)		0.12
Adjusted EPS	$5.50		$8.10

GAAP EPS from discontinued operations	0.21		0.42
Amortization of intangible assets included in discontinued operations	0.13		0.23
Acquisition and divestiture-related costs included in discontinued operations	0.37		0.13
Restructuring and other, net included in discontinued operations	0.10		0.02
Pro Forma depreciation expense on assets held for sale	(0.02)		-
Tax on above items	(0.05)		(0.06)
Less non-AES income tax items in discontinued operations	0.00		0.00
Adjusted EPS from AES	$0.75		$0.74

Pro forma adjusted EPS including the results of AES	$6.24		$8.84

	PKI
	Three Months Ended		Twelve Months Ended
	January 1, 2023		January 1, 2023
Pro forma adjusted revenue:	Projected		Projected
GAAP revenue from continuing operations	$730		$3,300
AES revenue	330 - 340		1,290 - 1,300
Pro forma adjusted revenue	$1,060 - $1,070		$4,590 $4,600

	DAS
	Nine Months Ended
	October 2, 2022		October 3, 2021

Revenue	$945.5		$577.4

Adjusted operating income:
Operating income	$106.0	11.2%	$50.6	8.8%
Amortization of intangible assets	185.1	19.6%	50.9	8.8%
Purchase accounting adjustments	43.7	4.6%	9.3	1.6%
Acquisition and divestiture-related costs	11.7	1.2%	46.5	8.1%
Significant litigation matters and settlements	(0.6)	-0.1%	-	0.0%
Restructuring and other, net	11.7	1.2%	6.9	1.2%
Adjusted operating income	$357.7	37.8%	$164.2	28.4%

	Diagnostics
	Nine Months Ended
	October 2, 2022		October 3, 2021
Adjusted revenue:
Revenue	$1,625.1		$2,222.5
Purchase accounting adjustments	0.6		0.6
Adjusted revenue	$1,625.7		$2,223.1

Adjusted operating income:
Operating income	$553.9	34.1%	$965.7	43.4%
Amortization of intangible assets	95.4	5.9%	107.7	4.8%
Purchase accounting adjustments	1.9	0.1%	9.5	0.4%
Asset impairment	-	0.0%	3.9	0.2%
Acquisition and divestiture-related costs	14.1	0.9%	7.8	0.4%
Restructuring and other, net	3.7	0.2%	3.7	0.2%
Adjusted operating income	$669.0	41.1%	$1,098.2	49.4%

(1) amounts may not sum due to rounding

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

Continuing Operations
Three Months Ended
October 2, 2022
Organic revenue growth:
Reported revenue growth from continuing operations	-17%
Less: effect of foreign exchange rates	-6%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	11%
Organic revenue growth from continuing operations	-23%
Less: effect of COVID products	-31%
Non-COVID organic revenue growth from continuing operations	8%

Pro Forma PKI
Three Months Ended
October 2, 2022
Pro forma organic revenue growth:
Reported revenue growth from continuing operations	-17%
Plus: effect of discontinued operations	6%
Less: effect of foreign exchange rates	-6%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	8%
Pro forma organic revenue growth	-13%
Less: effect of COVID products	-23%
Pro Forma non-COVID organic revenue growth	9%

DAS
Three Months Ended
October 2, 2022
Organic revenue growth:
Reported revenue growth continuing operations	51%
Less: effect of foreign exchange rates	-5%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	42%
Organic revenue growth from continuing operations	14%

Pro Forma DAS
Three Months Ended
October 2, 2022
Pro forma organic revenue growth:
Reported revenue growth from DAS continuing operations	51%
Plus: effect of discontinued operations	-27%
Less: effect of foreign exchange rates	-6%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	17%
Pro forma organic revenue growth	12%

Diagnostics
Three Months Ended
October 2, 2022
Organic revenue growth:
Reported revenue growth continuing operations	-39%
Less: effect of foreign exchange rates	-6%
Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	1%
Organic revenue growth from continuing operations	-33%
Less: effect of COVID products	-38%
Non-COVID organic revenue growth from continuing operations	5%

(1) amounts may not sum due to rounding

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash, non-recurring or other items, which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management's ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

We use the term “adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year.

We use the term “pro forma adjusted revenue” to refer to GAAP revenue, including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules and including revenue from the AES business reported in discontinued operations. We use the related term “pro forma adjusted revenue growth” to refer to the measure of comparing current period pro forma adjusted revenue with the corresponding period of the prior year.

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and revenue from recent acquisitions and divestitures and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We use the related term “non-COVID organic revenue growth” to refer to the measure of comparing current period organic revenue excluding revenue from COVID related products and services with the corresponding period of the prior year excluding revenue from COVID related products and services.

We use the term “pro forma organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency changes and revenue from recent acquisitions and divestitures and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules and including revenue from the AES business reported in discontinued operations. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We use the related term “pro forma non-COVID organic revenue growth” to refer to the measure of comparing current period organic revenue excluding revenue from COVID related products and services with the corresponding period of the prior year excluding revenue from COVID related products and services.

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets and inventory fair value adjustments related to business acquisitions, asset impairments, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue.

We use the term “pro forma adjusted gross margin” to refer to GAAP gross margin, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: excluding amortization of intangible assets and inventory fair value adjustments related to business acquisitions, asset impairments, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “pro forma adjusted gross margin percentage” to refer to pro forma adjusted gross margin as a percentage of pro forma adjusted revenue.

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, asset impairments, and significant environmental charges. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue.

We use the term “pro forma adjusted SG&A expense” to refer to GAAP SG&A expense, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: excluding amortization of intangible assets, purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, asset impairments, and significant environmental charges. We use the related term “pro forma adjusted SG&A percentage” to refer to pro forma adjusted SG&A expense as a percentage of pro forma adjusted revenue.

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets and purchase accounting adjustments. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue.

We use the term “pro forma adjusted R&D expense” to refer to GAAP R&D expense, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: excluding amortization of intangible assets and purchase accounting adjustments. We use the related term “pro forma adjusted R&D percentage” to refer to pro forma adjusted R&D expense as a percentage of pro forma adjusted revenue.

We use the term “adjusted net interest and other expense” to refer to GAAP net interest and other expense, excluding adjustments for mark-to-market accounting on post-retirement benefits, changes in the value of financial securities and debt extinguishment costs.

We use the term “adjusted operating income,” to refer to GAAP operating income, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments, and restructuring and other charges. We use the related terms “adjusted operating profit percentage,” “adjusted operating profit margin,” or “adjusted operating margin” to refer to adjusted operating income as a percentage of adjusted revenue.

We use the term “pro forma adjusted operating income,” to refer to GAAP operating income, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, asset impairments, and restructuring and other charges. We use the related terms “pro forma adjusted operating profit percentage,” “pro forma adjusted operating profit margin,” or “pro forma adjusted operating margin” to refer to pro forma adjusted operating income as a percentage of pro forma adjusted revenue.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

We use the term “pro forma adjusted earnings per share,” or “pro forma adjusted EPS,” to refer to GAAP earnings per share, adjusted for the inclusion of the AES business reported in discontinued operations and including the depreciation of long-lived assets that is ceased upon reporting the business as held for sale. Additional adjustments include: including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, debt extinguishment costs, other purchase accounting adjustments, acquisition and divestiture-related expenses, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the value of financial securities, disposition of businesses and assets, net, asset impairments and restructuring and other charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate this non-GAAP measure. We also adjust for any tax impact related to the above items and exclude the impact of significant tax events.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

  Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.
  Debt extinguishment costs—we incur costs and income related to the extinguishment of debt; including make-whole payments to debt holders, accelerated amortization of debt fees and discounts, and expense or income from hedges to lock in make-whole payments. We exclude the impact of these items from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue that otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.
  Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory, fixed assets and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.
  Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, incentive awards, stock-based compensation, interest expense, foreign exchange gains and losses, integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Asset impairments—we incur expense related to asset impairments. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Acceleration of executive compensation—the announced retirement of a senior executive resulted in an acceleration of compensation expense. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.
  Restructuring and other charges—restructuring and other charges consist of employee severance, other exit costs as well as the cost of terminating certain lease agreements or contracts as well as costs associated with relocating facilities. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.
  Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, and therefore only our projected costs are used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.
  Significant litigation matters and settlements—we incur expenses related to significant litigation matters, including the costs to settle or resolve various claims and legal proceedings. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Significant environmental charges—we incur expenses related to significant environmental charges. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges were incurred.
  Disposition of businesses and assets, net—we exclude the impact of gains or losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.
  Impact of foreign currency changes on the current period—we exclude the impact of foreign currency from these measures by using the prior period’s foreign currency exchange rates for the current period because foreign currency exchange rates are subject to volatility and can obscure underlying trends.
  Impact of significant tax events—we exclude the impact of significant tax events, such as the Tax Cuts and Jobs Act of 2017. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events was recorded.
  Changes in value of financial securities—we exclude the impact of changes in the value of financial securities. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.
  Inclusion of the AES business in pro forma information—we report the results of the AES business in discontinued operations and include those results as a component of pro forma information. Management believes that including the results of the AES business in discontinued operations as a component of pro forma information increases the comparability of the financial results with historically presented results as well as recent forecasts.
  Depreciation of fixed assets ceased upon reporting the business as held for sale—we exclude the impact of ceasing depreciation of fixed assets that are held for sale. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such expenses were ceased.

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, debt extinguishment costs, other costs related to business acquisitions and divestitures, acceleration of executive compensation, significant litigation matters and settlements, significant environmental charges, changes in the fair value of financial securities, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, restructuring and other charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Contacts

Investor Relations:
Steve Willoughby (781) 663-5677
steve.willoughby@perkinelmer.com

Media:
Fara Goldberg (781) 663-5699
fara.goldberg@perkinelmer.com